Exhibit 4.2
FIRST AMENDMENT
TO THE RESTATEMENT OF THE
MOOG INC. RETIREMENT SAVINGS PLAN
WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the “Plan”), Moog Inc. (the “Corporation”) reserved the right to amend the Plan;
WHEREAS, the Corporation wishes to clarify the Plan’s service crediting rules and reflect certain Plan changes in connection with the merger of the Mid-America Aviation, Inc. Profit Sharing 401(k) Plan, the Crossbow Technology, Inc. 401(k) Plan, and the Animatics Corporation 401k Profit Sharing Plan & Trust into the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Effective October 1, 2011, Article 2 is hereby amended by adding the following new Section 2.5 at the end thereof:
Section 2.5    Service with and Transfers from Organizations Under Common Control.
(a)    Service with Organizations Under Common Control. Except as otherwise provided in the Plan, Hours of Service completed by an Employee with an Organization Under Common Control are credited for purposes of this Article 2 and Article 4, but not for purposes of Article 3.
(b)    Transfers of Employment. If an Employee transfers employment from the Company to an Organization Under Common Control, the transfer will not be considered a separation from service under the Plan, and the Employee will continue to be credited with Hours of Service as provided in Subsection (a).
2.
    Effective January 1, 2012, Plan Section 10.3 is hereby amended by adding the following new subsections at the end thereof:
(k)    Transfer of Assets and Liabilities from the Mid-America Plan. Effective May 2, 2012, the Plan had transferred to it the assets allocated to the Mid-America Plan Accounts and the corresponding liabilities with respect to the Mid-America Employees. As a result of and subsequent to the transfer, the assets allocated to the Mid-America Plan Accounts and the corresponding liabilities have been allocated and are subject to the terms and conditions of this Plan. Nothing contained herein may reduce the amount of any Mid-America Employee’s benefit under the Mid-America Plan or impermissibly eliminate an optional form of benefit with respect to benefits attributable to service before the transfer. For purposes of the Plan, (i) “Mid-America Employees” means employees of Mid-America Aviation, Inc., (ii) “Mid-America Plan” means the Mid-America Aviation Profit Sharing 401(k) Plan, and (iii) “Mid-America Plan Accounts” means the accounts transferred from the Mid-America Plan that were maintained for the Mid-America Employees.
(l)    Transfer of Assets and Liabilities from the Crossbow Plan. Effective June 1, 2012, the Plan had transferred to it the assets allocated to the Crossbow Plan Accounts and the corresponding liabilities with respect to the Crossbow Employees. As a result of and subsequent to the transfer, the assets allocated to the Crossbow Plan Accounts and the corresponding liabilities have been allocated and are subject to the terms and conditions of this Plan. Nothing contained herein may reduce the amount of any Crossbow Employee’s benefit under the Crossbow Plan or impermissibly eliminate an optional form of benefit with respect to benefits attributable to service before the transfer. For purposes of the Plan, (i) “Crossbow Employees” means employees of Crossbow Technology, Inc., (ii) “Crossbow Plan” means the Crossbow Technology, Inc. 401(k) Plan, and (iii) “Crossbow Plan Accounts” means the accounts transferred from the Crossbow Plan that were maintained for the Crossbow Employees.
(m)    Transfer of Assets and Liabilities from the Animatics Plan. Effective July 2, 2012, the Plan had transferred to it the assets allocated to the Animatics Plan Accounts and the corresponding liabilities with respect to the Animatics Employees. As a result of and subsequent to the transfer, the assets allocated to the Animatics Plan Accounts and the corresponding liabilities have been allocated and are subject to the terms and conditions of this Plan. Nothing contained herein may reduce the amount of any Animatics Employee’s benefit under the Animatics Plan or impermissibly eliminate an optional form of benefit with respect to benefits attributable to service before the transfer. For purposes of the Plan, (i) “Animatics Employees” means employees formerly employed by Animatics Corporation prior to the merger of Animatics Corporation into the Corporation+, (ii) “Animatics Plan” means the Animatics Corporation 401k Profit Sharing Plan & Trust, and (iii) “Animatics Plan Accounts” means the accounts transferred from the Animatics Plan that were maintained for the Animatics Employees.
To the extent that any provisions of this Amendment are inconsistent with Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

MOOG INC.
Dated:     9/13/12            By: /s/ Gary A. Szakmary
Name: Gary A. Szakmary
Title: Chief HR Officer

031407.00096 Business 9897685v1

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